EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

Among

Exactech, Inc.,

Exactech Spine, Inc.,

Altiva Corporation and

Certain Stockholders of Altiva Corporation

Dated as of December 7, 2007

(i)

(ii)

Schedules and Exhibits

Exhibit A	Amended and Restated Certificate of Incorporation of Surviving Corporation
Exhibit B	Registration Rights Agreement
Exhibit C	Form of Company Counsel Opinion
Exhibit D	Form of C-1 Representation Letter (accredited investor)
Exhibit E	Form of C-1 Representation Letter (non-accredited investor)
Exhibit F	Escrow Agreement
Schedule 3.02	Authorization of Agreements
Schedule 3.04(a)	Company Capitalization
Schedule 3.04(b)	Company Options and Warrants
Schedule 3.05	Financial Statements
Schedule 3.06	Litigation
Schedule 3.07	Information of Third Parties
Schedule 3.08	Title to Assets
Schedule 3.09	Insurance
Schedule 3.10	Taxes
Schedule 3.11	Material Agreements
Schedule 3.12	Intellectual Property
Schedule 3.17	Employment Agreements
Schedule 3.20(a)	Benefit Plans
Schedule 3.24	Environmental Matters
Schedule 3.26	Accounts Payable
Schedule 4.01	Shareholdings of Senior Management Stockholders and the Preferred Stockholders
Schedule 8.02(i)	Required Agreements

(iii)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 7, 2007 by and among Exactech, Inc, a Florida corporation (“Parent”), Exactech Spine, Inc., a Florida corporation and wholly-owned subsidiary of Parent (“Sub”), Altiva Corporation, a Delaware corporation (the “Company”), the Senior Management Stockholders identified on the signature pages hereto (the “Senior Management Stockholders”) and the holders (the “Series A Preferred Stockholders”) of the Company’s Series A Convertible Preferred Stock, $0.01 par value per share, of the Company (“Series A Preferred”) and holders (the “Series B Preferred Stockholders” and, together with the Series A Preferred Holders, the “Preferred Stockholders”) of the Company’s Series B Convertible Preferred Stock, $0.01 par value per share, of the Company (“Series B Preferred”). Parent, Sub, Company, the Senior Management Stockholders and the Preferred Stockholders are sometimes referred to herein collectively as the “Parties” and individually as a “Party”.

WHEREAS, the respective Boards of Directors of Parent and the Company have each determined that it is in the best interests of their respective companies and stockholders that Parent acquire the business of the Company pursuant to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Boards of Directors of Parent, Sub and the Company have each approved and adopted this Agreement and the consummation of the merger of the Company into Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement whereby, except for those shares of Company capital stock that are authorized but not outstanding, (i) each share of Series A Preferred outstanding immediately prior to the Effective Time, as defined below, will be converted into the right to receive shares of common stock, par value $.01 per share of (“Parent Common Stock”), (ii) each share of Series B Preferred outstanding immediately prior to the Effective Time will be converted into the right to receive cash, (iii) each share of Series C-1 Convertible Preferred Stock, $0.01 par value per share (“Series C-1 Preferred”), of the Company outstanding immediately prior to the Effective Time will be converted into the right to receive a combination of cash and Parent Common Stock, (iv) each share of Series C Convertible Preferred Stock, $0.01 par value per share, of the Company (“Series C Preferred”) and each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock” and, together with the Series A Preferred, Series B Preferred, Series C-1 Preferred and Series C Preferred, “Company Capital Stock”) outstanding immediately prior to the Effective Time will be cancelled and (v) no consideration shall be delivered for any warrants to purchase Company Common Stock (the “Warrants”) outstanding immediately prior to the Effective Time; and

WHEREAS, the respective Boards of Directors of the Company, Parent and Sub have each determined that the Merger is fair to, and in the best interests of, their respective companies and stockholders, and have approved and adopted this Agreement and the consummation of the Merger; and

WHEREAS, the Senior Management Stockholders, the Preferred Stockholders, the Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Senior Management Stockholders, the Preferred Stockholders, Parent, Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporations Act (the “FBCA”) and the Delaware General Corporation Law (the “DGCL”) the Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of the Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the FBCA and the DGCL.

SECTION 1.02. Closing. The closing (the “Closing”) of the Merger will take place at 1:00 p.m. (Miami time) on January 2, 2008, with an effective date of January 1, 2008, provided that all conditions set forth in Article VIII shall have been satisfied or waived (the “Closing Date”), at the offices of Greenberg Traurig, P.A., counsel to Parent, located at 1221 Brickell Avenue, Miami, Florida, 33131, unless another date, time or place is agreed to in writing by the Parties hereto; provided, however, that the Closing may occur by facsimile, unless a location for the Closing is agreed to in writing by the Parties hereto.

SECTION 1.03. Effective Time and Effect of the Merger. Subject to the provisions of this Agreement, on the Closing Date, the Parties shall file with the Florida Secretary of State and the Delaware Secretary of State, as appropriate, a copy of this Agreement (or a certificate in lieu of the Agreement) together with the required certificates of officer or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the FBCA and the DGCL and shall make all other filings or recordings required under the FBCA and the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Florida Secretary of State and the Delaware Secretary of State, or at such later time as Sub and the Company shall agree and as is specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”). The Merger shall have the effects set forth in the applicable provisions of the FBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all without further act or deed. Each Certificate (as defined in Section 2.02(a)) delivered by the Senior Management Stockholders and Preferred Stockholders at Closing shall be held in escrow by Parent pending the effectiveness of the Merger.

SECTION 1.04. Certificate of Incorporation and Bylaws.

(a) As of the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Merger, shall be amended and restated in its entirety in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.05. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation, removal or death or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.06. Officers. The officers of Sub immediately prior to the Effective Time or such other persons as Parent shall designate shall be the officers of the Surviving Corporation until the earlier of their resignation, removal or death or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Supplementary Action. If at any time after the Effective Time, any further assignments or assurances are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Company or Sub, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered in the name of and on behalf of the Company and the Sub to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become eleven thousand (11,000) fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Company Common Stock. (i) Any shares of Company Common Stock that are issued but not outstanding shall be canceled and no consideration shall be delivered in exchange therefor, and (ii) all issued and outstanding shares of Company Common Stock shall be cancelled and no consideration shall be delivered in exchange therefor.

The parties hereto agree and acknowledge that the allocation and distribution of the Merger Consideration (as defined below) are subject to the terms and conditions of Article (IV)(B)(2) of the Certificate of Incorporation (as defined in Section 3.02 below) and, as a result thereof no Merger Consideration shall be allocable or distributable to the holders of Company Common Stock.

(c) Treatment of Warrants. No consideration shall be delivered in exchange for the Warrants, which absence of consideration the Parties hereto acknowledge and agree represents the excess of the value exchanged for one share of Company Common Stock pursuant to the Merger over the exercise price of each Warrant.

(d) Aggregate Consideration. In consideration of their respective shares of Company Capital Stock, the Stockholders (other than the holders of shares of Company Common Stock) shall receive, according to the terms and conditions set forth in this Agreement, total consideration (the “Purchase Price”) of $15,420,503, which amount the Parties hereto acknowledge and agree includes an aggregate amount equal to (A) $8,404,174 in consideration of the cancellation of certain indebtedness extended by Parent to the Company and the shares of Series C Preferred held by Parent (which amount the Parties hereto acknowledge and agree includes such shares of Series C Preferred that were issued to Parent prior to Closing upon the funding (the “Funding”) of certain additional loan commitments by the Parent to the Company in an aggregate amount equal to $700,000, which Funding is hereby waived), which Series C Shares shall be cancelled at the Effective Time plus (B) $372,726, which amount represents the aggregate exercise price owed in connection with the exercise of options to acquire Series C-1 Preferred. The Parties agree that the remaining $6,643,603 shall be distributed as follows:

(i) Conversion of Series C-1 Preferred and Termination of Options. At the Effective Time, each share of Series C-1 Preferred and each issued Company Option (as defined below and with respect to each share of Series C-1 Preferred subject to such Company Option) shall be converted or terminated, as applicable, into the right to receive: (A) a certificate representing the number of shares of Parent Common Stock (the “Parent Shares”)(each Parent Share to be valued at the average closing price per share of Parent Common Stock as quoted on NASDAQ for the five (5) trading days immediately preceding the Closing Date) equal in value to the quotient determined by dividing (1) $1,304,273 by (2) the aggregate number of issued and outstanding shares of Series C-1 Preferred immediately prior to the Closing Date (including the number of shares of Series C-1 Preferred subject to those options (individually, a “Company Option”) and collectively, the “Company Options”) issued as of the date hereof pursuant to the Altiva Corporation 2001 Stock Incentive Plan, as amended); and (B) cash, via wire transfer or company check of immediately available funds, in an amount equal to the quotient determined by dividing (1) $558,974 by (2) the aggregate number of issued and outstanding shares of Series C-1 Preferred Stock immediately prior to the Closing Date (including the number of shares of Series C-1 Preferred subject to the Company Options) (the “Series C-1 Cash Consideration”).

For purposes of this Agreement, the consideration to be received by the Series C-1 Preferred holders and Company Option holders pursuant to this Section 2.01(d)(i) and by the Series A Preferred holders pursuant to Section 2.01(d)(ii) below shall collectively be referred to as the “Stock Consideration.”

(ii) Conversion of Series A Preferred. At the Effective Time, each share of Series A Preferred shall be converted into the right to receive, and each holder of Series A Preferred shall receive, a certificate representing the number of Parent Shares (each Parent Share to be valued at the average closing price per share of Parent Common Stock as quoted on NASDAQ for the five (5) trading days immediately preceding the Closing Date) equal in value to the quotient determined by dividing (A) $281,197 by (B) the aggregate number of shares of Company Common Stock issuable upon the conversion of all issued and outstanding Series A Preferred shares immediately prior to the Closing Date.

(iii) Conversion of Series B Preferred. At the Effective Time, each share of Series B Preferred shall be converted into the right to receive cash, via wire transfer, and each of the holders of Series B Preferred shall receive, a ratable portion of $4,499,159 in proportion to the full preferential amount each such holder is otherwise entitled to receive under Section (IV)(B)(2)(b) and (d) of the Certificate of Incorporation (the “Series B Cash Consideration,” and together with the Series C-1 Cash Consideration, the “Cash Consideration”).

As used herein, the term “Merger Consideration” means the Cash Consideration together with the Stock Consideration (with each certificate representing Parent Shares having a dollar value determined in accordance with Section 2.01(d)(i) or 2.01(d)(iii), as applicable).

As of the Effective Time, all such shares of Series A Preferred, Series B Preferred and Series C-1 Preferred (together, the “Cancelled Shares”) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Cancelled Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.01(d)(i), (ii) and (iii) as applicable. If subsequent to the date of this Agreement but prior to the Effective Time, Parent should split or combine the Parent Shares or pay a stock dividend or other stock distribution in Parent Shares, then the number of Parent Shares issuable as Stock Consideration shall be appropriately adjusted to reflect such split, combination, dividend or other distribution.

SECTION 2.02. Closing Procedures.

(a) Exchange of Certificates. On the Closing Date, each Company stockholder holding a certificate or certificates, which prior to the Effective Time represented Company Capital Stock (other than Company Capital Stock to be cancelled in accordance with Section 2.01(b)) (the “Certificates”), shall deliver such Certificates, endorsed in blank together with duly executed stock powers transferring the shares represented by such Certificates to Parent. Upon surrender of such instruments to Parent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and the number of Parent Shares into which the Company Capital Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the

Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the payment of the Merger Consideration in respect of the shares represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation.

(b) No Further Ownership Rights in Company Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(c) No Fractional Securities. No certificates or scrip representing fractional Parent Shares shall be issued in connection with the Merger, and such fractional interest shall not entitle the owner thereof to vote or to any rights of a Parent stockholder. Any such fractional interest shall be rounded down to the next nearest whole share.

SECTION 2.03. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment, if any, of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, if any, upon the surrender, in the manner provided in Section 2.02.

ARTICLE III

Representations and Warranties of the Company and the Senior Management Stockholders

The Company and each Senior Management Stockholder represent and warrant to Parent and Sub as of the date hereof:

SECTION 3.01. Incorporation, Qualification and Corporate Power.

(a) The Company is a duly incorporated and validly existing corporation and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority for the ownership and operations of its properties and for the carrying on of its business as now conducted. The Company is duly qualified and is in good standing as a foreign corporation and authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted by it, makes such qualification or authorization necessary. The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform all its obligations hereunder.

(b) As of the date hereof, the Company has no subsidiaries and does not own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture, limited liability company or other non-corporate business enterprise and does not control, directly or indirectly, any other entity.

SECTION 3.02. Authorization of Agreements, etc. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all requisite corporate action and will not (x) violate (i) any provision of any applicable law, or any order of any court or other agency of government applicable to the Company, (ii) the Third Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), (iii) the Bylaws of the Company or (iv) any provision of any mortgage, lease, indenture, agreement or other instrument to which the Company is a party or by which the Company or any of its properties or assets is bound, except for those violations of law or agreements and instruments that do not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 11.02) or adversely affect the consummation of the transactions contemplated hereby, (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such mortgage, lease, indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company, except for those conflicts, breaches or defaults that do not, individually or in the aggregate, have a Material Adverse Effect or adversely affect consummation of the transactions contemplated hereby or (z) require any consent be obtained from any party to such mortgage, lease, indenture, agreement or other instrument except as otherwise set forth in Schedule 3.02.

SECTION 3.03. Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

SECTION 3.04. Authorized Capital Stock.

(a) The authorized capital stock of the Company consists of (i) 70,000,000 shares of preferred stock, $.01 par value (the “Preferred Stock”), of which (A) 1,000,000 shares have been designated Series A Preferred, (B) 10,000,000 shares have been designated Series B Preferred, (C) 52,000,000 shares have been designated Series C Preferred and (D) 7,000,000 shares have been designated Series C-1 Preferred, and (ii) 100,000,000 shares of Company Common Stock. As of the date hereof, the number of issued and outstanding shares of each class of Company Capital Stock is set forth on Schedule 3.04(a). All of the issued and outstanding shares of Preferred Stock and Common Stock are owned of record and, to the best knowledge of the Company and the Senior Management Stockholders, beneficially as set forth on Schedule 3.04(a). The Company has provided to Parent a list which, to the best knowledge of the Company and the Senior Management Stockholders, sets forth the true and accurate address of each holder of the Company’s Capital Stock. All issued and outstanding shares of Company Common Stock and Preferred Stock are duly authorized and validly issued, and are fully paid and nonassessable.

(b) The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Certificate of Incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are in accordance with all applicable laws and are legal, valid and binding obligations of the Company. Except as set forth in Schedule 3.04(b), (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or otherwise acquire from the Company (or, to the best of the Company’s and the Senior Management Stockholders’ knowledge, from any other Person or entity) any equity securities of the Company is authorized or outstanding, and (ii) there are no additional commitments by the Company to issue shares, subscriptions, warrants, options, convertible securities or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or assets. Except as provided for in the Certificate of Incorporation, the Company has no obligation to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(c) Except for that certain Stockholder’s Agreement, dated as of October 29, 2003, by and among the Company, Parent and certain Company stockholders, to the best of the Company’s and the Senior Management Stockholders’ knowledge, there are no voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights (statutory or contractual) or proxies relating to any securities of the Company (whether or not the Company is a party thereto). There are no restrictions on the transfer of shares of capital stock of the Company, other than those imposed by relevant Federal and state securities laws.

SECTION 3.05. Financial Statements; Liabilities. Attached hereto as Schedule 3.05 are the audited balance sheets and the related statements of income, stockholders’ equity and cash flows (including the related notes and schedules thereto and reports of independent auditors) of the Company as of and for the periods ended December 31, 2006, December 31, 2005 and December 31, 2004, and the unaudited balance sheet and the related statement of income, stockholders’ equity and cash flows as of and for the nine month period ended September 30, 2007 (collectively, the “Financial Statements”). The Financial Statements of the Company present fairly the financial position of the Company as at the dates thereof and its results of operations for the periods covered thereby and have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) consistently applied. Except as expressly set forth in the Financial Statements or Schedule 3.05, (i) subsequent to September 30, 2007, the Company has no liabilities, commitments or obligations, of any nature, whether absolute, accrued, contingent or otherwise and whether or not of a type required to be set forth on a balance sheet prepared in accordance with GAAP other than (a) liabilities incurred in the ordinary course of business (it being understood the business of the Company is manufacturing, selling, developing or distributing spine or spine-related medical products or accessories and the NTR Dental Device and related accessories) (“Ordinary Course of Business”) and (b) obligations under contracts and commitments incurred in the Ordinary Course of Business and not required under GAAP to be reflected in the Financial Statements; (ii) since December 31, 2006, there has been no material adverse change in the assets, business, liabilities, properties, condition (financial or otherwise) or results of operations of the Company; (iii) since December 31, 2006, neither the business, condition or operations of the Company nor any of its properties or assets has been materially or adversely affected as a result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against; and (iv) since December 31, 2006, the Company has not entered into any transaction outside of the Ordinary Course of Business or, except as set forth in Schedule 3.05, made any distribution on its capital stock or other ownership interest.

SECTION 3.06. Litigation, Compliance with Law. Except as set forth in Schedule 3.06, there is no: (i) action, suit, claim, proceeding or investigation pending or, to the best of the Company’s and the Senior Management Stockholders’ knowledge, threatened against or affecting the Company, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) arbitration proceeding relating to the Company pending under collective bargaining agreements or otherwise; or (iii) to the best of the Company’s and the Senior Management Stockholders’ knowledge, governmental inquiry pending or threatened against or affecting the Company (including, without limitation, any inquiry as to the qualification of the Company or a Subsidiary of the Company to hold or receive any license or permit). To the best of the Company’s and Senior Management Stockholders’ knowledge, the Company is not in default with respect to any governmental order, writ, judgment, injunction or decree known to or served upon the Company of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as set forth in Schedule 3.06, there is no action or suit by the Company pending or threatened against others. The Company and all of its products have complied, and has not received any notices or other correspondence of the failure to have complied, in all respects with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, including all applicable rules and regulations of the Food and Drug Administration of the U.S. Department of Health and Human Services or any committee thereof or from any other U.S. or foreign government or drug or medical device regulatory agency (collectively, the “Regulatory Agencies”) except where failure to so comply does not have a Material Adverse Effect, and the Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted. There is no existing law, rule, regulation or order, and the Company is not aware of any proposed law, rule, regulation or order, whether Federal or state, which would prohibit or materially restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business.

SECTION 3.07. Proprietary Information of Third Parties. Except as set forth in Schedule 3.07, to the best of the Company’s and the Senior Management Stockholders’ knowledge, no third party has claimed that any Person employed by or affiliated with the Company has (a) violated or may be violating to any extent any of the terms or conditions of such Person’s employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.

SECTION 3.08. Title to Assets. Except as set forth in Schedule 3.08, the Company has valid and defensible title to all of its assets free of any liens, charges or encumbrances of any kind whatsoever. The Company does not own any real property. The Company is in compliance, in all material respects, under all leases for property and assets under which it is operating, and all said leases are valid and subsisting and are in full force and effect. The assets are in good condition and repair (subject to routine maintenance and repair for similar assets of like age and use) and are usable in the Ordinary Course of Business. Except as set forth on Schedule 3.08, all of the assets are located at the premises of the Company.

SECTION 3.09. Insurance. The Company is insured against such risks and in such amounts as are customary for companies of a similar size in a similar industry. All of the insurance policies, binders, or bonds maintained by the Company are in full force and effect, and the Company is not in default thereunder; and all claims thereunder have been filed in due and timely fashion. Set forth on Schedule 3.09 is a list of all insurance policies maintained by or for the benefit of the Company or any of its respective directors, officers, employees or agents, together with any claims made under such policies during the previous 12 months.

SECTION 3.10. Taxes. Except as set forth in Schedule 3.10, the Company has prepared and timely filed all Federal, state and other tax returns required by law to be filed by it, and all taxes (including all withholding taxes) shown to be due and all additional assessments have been paid or provisions made therefor. Such tax returns were true, complete and accurate in all material respects when filed. The Company and the Senior Management Stockholders’ do not know of any additional assessments or adjustments pending or threatened against the Company for any period, nor of any basis for any such assessment or adjustment. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect. As of the date hereof, the Company’s tax returns are not the subject of an audit or other examination by the Internal Revenue Service or the appropriate state, local or foreign taxing authority. There is no tax sharing, allocation, or indemnity agreement, or similar contract or arrangement (whether or not written) that will require any payment by the Company after the date of this Agreement. Since January 1, 2002, the federal and state income or franchise tax returns of the Company have not been audited by the Internal Revenue Service or relevant state tax authorities for any applicable taxable years.

SECTION 3.11. Material Agreements. Except as set forth in Schedule 3.11, the Company is not a party to or otherwise bound by any written or oral contract or instrument or other restriction which individually or in the aggregate is material to the business, financial condition, operations or property of the Company, including, without limitation, any:

(a) contract or agreement which is not terminable on less than ninety (90) days notice without cost or other liability to the Company;

(b) contract which entitles any customer to a rebate or right of set-off, or which varies in any material respect from the standard form contracts of the Company;

(c) contract with any labor union (and, to the knowledge of the Company and the Senior Management Stockholders, no organizational effort is being made with respect to any of its employees);

(d) contract or other commitment with any supplier of goods or services containing any provision permitting any party other than the Company to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by the Company to meet its obligations under the contract when due or the occurrence of any other event;

(e) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of $10,000 in the aggregate;

(f) contract for the employment of any officer, employee or other Person on a full-time or consulting basis which is not terminable on notice without cost or other liability to the Company;

(g) bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or other plan, contract or understanding pursuant to which benefits are provided to any employee of the Company (other than group insurance plans applicable to employees generally);

(h) agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company;

(i) guaranty of any obligation for borrowed money or otherwise;

(j) voting trust or agreement, stockholders’ agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of the Company;

(k) agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Company has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;

(l) agreement or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities;

(m) assignment, license or other agreement with respect to any form of intangible property involving in the aggregate more than $10,000 in payments;

(n) agreement under which it has granted any Person any registration rights;

(o) agreement under which it has limited or restricted its right to compete with any Person;

(p) other contract or group of related contracts with the same party involving more than $10,000, which contract or group of contracts is not terminable by the Company without penalty upon notice of thirty (30) days or less;

(q) distribution agreement;

(r) leases for office facilities and office equipment; or

(s) any other material contract or agreement which was not negotiated by the Company at arm’s length, including, without limitation, any contract or agreement with any Affiliate (as hereafter defined).

The Company has performed in all material respects all the obligations required to be performed by it to date, has received no notice of default and is not in default (with due notice or lapse of time or both) under any lease, agreement or contract described in Schedule 3.11. The Company and the Senior Management Stockholders have no knowledge of any breach or anticipated breach by the other party to any lease, agreement or contract described in Schedule 3.11. The Company is in full compliance with all of the terms and provisions of the Certificate of Incorporation and Bylaws, each as amended.

SECTION 3.12. Intellectual Property Assets. Set forth in Schedule 3.12 is a list of all patents, patent rights, patent applications (collectively, the “Patents”), trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know-how and all applications for such which are in the process of being prepared, owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right (collectively, the “Intellectual Property”). The assets comprising the Intellectual Property are all those necessary for the operation of the Company’s business as it is currently conducted. The Company is the owner or licensee of all right, title and interest in and to each item of the Intellectual Property, free and clear of all liens and encumbrances, and has the right to use such Intellectual Property without payment to a third party, other than in respect of licenses listed in Schedule 3.12 and without any conflict with or infringement of the rights of others. No claim is pending or, to the best of the Company’s and the Senior Management Stockholders’ knowledge, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other Person under any Intellectual Property, and, to the Company’s and the Senior Management Stockholders’ knowledge, there is no basis for any such claim (whether or not pending or threatened). Except as disclosed in Schedule 3.12, no claim is pending or, to the best of the Company’s and the Senior Management Stockholders’ knowledge, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company, and, to the best of the Company’s and the Senior Management Stockholders’ knowledge, there is no basis for any such claim (whether or not pending or threatened). The Company has not granted or assigned to any other Person or entity any right to manufacture, have manufactured or assemble the products or proposed products or to provide the services or proposed services of the Company. Except as set forth in Schedule 3.12, the Company has no obligation to compensate any Person for the use of any Intellectual Property nor has the Company granted to any Person any license or other rights to use in any manner any Intellectual Property of the Company. All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the best of the Company’s and the Senior Management Stockholders’ knowledge, there is no potentially interfering patent or patent application of any third party. No Patent is infringed or, to the best of the Company’s and the Senior Management Stockholders’ knowledge, has been challenged or threatened in any materially adverse manner and, to the best of the Company’s and the Senior Management Stockholders knowledge, none of the products manufactured or sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any Patent or other proprietary right of any other person. All products made, used or sold under the Patents have been marked with the proper patent notice.

SECTION 3.13. Investments in Other Persons. The Company has not made any loan or advance to any Person which is outstanding on the date of this Agreement, nor is the Company obligated or committed to make any such loan or advance, nor does the Company own any capital stock or assets comprising the business of, obligations of, or any interest in, any Person.

SECTION 3.14. Assumptions, Guaranties, etc. of Indebtedness of Other Persons. Except as set forth in Schedule 3.14, the Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable for any indebtedness of any other Person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the Ordinary Course of Business.

SECTION 3.15. Governmental Approvals. No authorization, consent, approval, license, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement.

SECTION 3.16. No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker arising out of the transactions contemplated by this Agreement.

SECTION 3.17. Officers. The Company has delivered to the Parent a list of the names of the officers of the Company, together with the title or job classification of each such Person and the total base compensation anticipated to be paid to each such Person by the Company on an annual basis during the 12-month period immediately following the Closing, not including bonuses or benefits which the Company is not obligated to pay. Except as disclosed on Schedule 3.17, none of such Persons has an employment agreement or understanding, whether oral or written, with the Company which is not terminable without cost or other liability to the Company.

SECTION 3.18. Transactions with Affiliates. There are no loans, leases, royalty agreements or other agreements between the Company and (i) any of the officers or directors of the Company, (ii) any Person owning five percent (5%) or more of any class of capital stock of the Company or other entity controlled by any such Person or a member of any such Person’s family, (iii) any other Person otherwise controlling, controlled by or under common control with the Company or (iv) any founder of the Company (collectively the “Affiliates”).

SECTION 3.19. Employees. Each of the key employees now employed by the Company who has access to confidential information of the Company has executed an employment agreement, confidentiality agreement or other similar agreement, and such agreements are in full force and effect. As of the date hereof, no officer or key employee of the Company has advised the Company in writing that he or she intends to terminate employment with the Company. The Company has complied with all applicable laws in all material respects relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes, and with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

SECTION 3.20. Benefit Plans.

(a) Each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Pension Plan”), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (a “Welfare Plan”) and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, bonuses, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company for the benefit of any present or former employee, officer or director (each of the foregoing, including any Pension Plan or Welfare Plan, is a “Benefit Plan”) has been administered in all material respects in accordance with its terms and the requirements of ERISA. Schedule 3.20(a) sets forth all of the Company’s Benefit Plans. All contributions required to be made with respect to any Benefit Plan pursuant to the terms of the Benefit Plan or any collective bargaining agreement, have been made on or before their due dates.

(b) None of the Pension Plans is subject to Title IV of ERISA and none of the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414 Code or pursuant to Title IV of ERISA (each, including the Company, a “Commonly Controlled Entity”) has any liability under Title IV of ERISA (whether actual or contingent) with respect to a Pension Plan, or to any other employee pension benefit plan that is or was maintained, contributed to or required to be contributed to by a Commonly Controlled Entity (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due), which liability has not been fully paid.

(c) No Commonly Controlled Entity is required to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any “withdrawal liability” (within the meaning of Section 4201 of ERISA) that has not been fully paid or as to which a Commonly Controlled Entity would have liability pursuant to Section 4212(c) of ERISA.

(d) With respect to each Benefit Plan, the Company has delivered or, not more than ten (10) days after the date hereof shall deliver, to Parent (i) current, accurate and complete copies of each such Benefit Plan (including all trust agreements, insurance or annuity contracts, descriptions, agreements and any other material documents or instruments relating thereto); (ii) copies of the most recent Internal Revenue Service determination letter, if any, (including copies of any outstanding requests for determination letters) with respect to each such Benefit Plan which is intended to qualify under Section 401(a) of the Code; and (iii) copies of the most recent Form 5500 annual report and accompanying schedules, the most recent actuarial report (to the extent applicable) and the most recent summary plan descriptions.

(e) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the Knowledge of the Company and the Senior Management Stockholders, there exists no condition or set of circumstances (including without limitation the transactions contemplated by this Agreement) in connection with which the Company could be subject to any material liability (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

SECTION 3.21. Labor Relations. To the best of the knowledge of the Company and the Senior Management Stockholders, no labor union or any representative thereof has made any attempt to organize or represent employees of the Company. There are no pending unfair labor practice charges, material grievance proceedings or adverse decisions of a trial examiner of the National Labor Relations Board against the Company.

SECTION 3.22. Books and Records. The books of account, ledgers, order books, records and documents of the Company accurately reflect all material information relating to the business of the Company that is appropriate to be reflected therein.

SECTION 3.23. Foreign Corrupt Practices Act. The Company, to the best knowledge and belief of the Company and the Senior Management Stockholders, is not engaged, nor has any officer, director, partner, employee or agent of the Company engaged, in any act or practice which would constitute a violation of the Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder.

SECTION 3.24. Environmental Matters.

(a) For the purposes of this Section 3.24: “Company Premises” means, collectively, any real property on which the Company currently operates its business; “Environmental Law” means any law, statute, regulation, rule, ordinance, decree, injunction, judgment, order, ruling, writ, quasi-judicial decision, administrative decision, award, common law or regulation promulgated or approved by any federal, state, county, local, foreign or other governmental or public agency, court, arbitrator, tribunal, administrative agency, instrumentality, commission, authority, board or body, relating to the environment, public health and safety or worker health and safety, including any law relating to Releases or threatened Releases of Hazardous Materials into the environment (including air, surface water, groundwater and land), or relating to the presence, generation, use, storage, treatment, transportation, recycling, disposal or arranging for transportation, treatment or disposal, or handling of Hazardous Materials; “Environmental Permits” means, collectively, all licenses, permits, franchises, certificates of authority or orders, or any waiver of the foregoing, required under Environmental Laws; “Hazardous Materials” means, collectively, any chemicals or other materials or substances which are defined as or included in any definition of or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, or words of similar meanings or regulatory effect under any Environmental Law, including but not limited to friable asbestos and petroleum products; “Hazardous Materials Contamination” means the presence of Hazardous Materials in, at, on, under, around or emanating from any improvement, building, or the environment (including air, surface water, groundwater and land) in such quantity or condition that requires any investigation, monitoring or remediation and gives rise to liabilities and costs under any Environmental Laws; “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material into the environment (including air, surface water, groundwater and land).

(b) Except as set forth on Schedule 3.24, no Release of Hazardous Materials by the Company or, to the best of the Company’s knowledge, any other person resulting in Hazardous Material Contamination has occurred at the Company Premises.

(c) Except as set forth on Schedule 3.24, to the best of the Company’s and the Senior Management Stockholders’ knowledge, no material liability and cost relating to Hazardous Materials Contamination exists with respect to any formerly owned or other location as the result of Hazardous Materials generated, handled, transported or disposed by or for the Company.

(d) Except as set forth on Schedule 3.24, the Company holds all Environmental Permits necessary for its respective activities and operations except where the failure to so hold an Environmental Permit does not have a Material Adverse Effect.

(e) There are no pending or, to the best knowledge of the Company and the Senior Management Stockholders, threatened, civil, criminal, administrative or private party actions, suits, summons, citations, complaints, notices, demands, liens, orders, investigations, judgments, proceedings or hearings based on or related to Environmental Laws or Hazardous Materials against or involving the Company or the Company Premises, and the Company has not received any notice of any noncompliance or liability and cost based on or related to Environmental Laws or Hazardous Materials.

(f) Except as set forth on Schedule 3.24, no underground storage tanks, impoundments, pits, or disposal areas for Hazardous Materials are located on or, to the best knowledge of the Company and the Senior Management Stockholders, have been removed from, abandoned or closed at the Company Premises.

(g) The Company has delivered to the Parent true and correct copies of all environmental audit, assessment or investigation reports and other material environmental documents relating to the Company Premises which is in its possession or under its reasonable control.

SECTION 3.25. Product Liability. All products sold, distributed, installed, used, delivered or held in inventory in connection with the business of the Company (including, without limitation, all documentation furnished in connection therewith) conform in all material respects with all applicable contractual commitments and with all express and implied warranties, and the Company does not have any material liability and cost (and there is no basis for any present or future proceeding giving rise to any liability and cost) for replacement or repair thereof or other damages in connection therewith. Except as set forth on Schedule 3.25, no product sold, distributed, used or delivered by the Company in connection with the business of the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale.

SECTION 3.26. Accounts Payable. Except as set forth on Schedule 3.26, all accounts payable by the Company to third parties arose, and as of the Closing Date will have arisen, in the Ordinary Course of Business, and, except as set forth on Schedule 3.26, there is no account payable delinquent in its payment within the ordinary course of conduct between the Company, on the one hand, and the account creditors, on the other hand, except those contested in good faith and already disclosed on such Schedule 3.26.

SECTION 3.27. Disclosure. The Company’s and Senior Management Stockholders’ representations and warranties in this Agreement, in the Schedules and Exhibits to this Agreement and in any certificate delivered in accordance herewith do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein taken as a whole, not misleading, as of the date on which made or reaffirmed.

ARTICLE IV

Representations and Warranties of the Senior Management Stockholders and the Preferred Stockholders

Each of the Senior Management Stockholders and the Preferred Stockholders, severally as to itself, represents and warrants to Parent and Sub as follows:

SECTION 4.01. Good Title. Such Senior Management Stockholder and Preferred Stockholder owns beneficially and of record the number of shares of Company Capital Stock set forth on Schedule 4.01. Such Senior Management Stockholder and Preferred

Stockholder holds such Company Capital Stock free and clear of any lien, security interest, mortgage, pledge, restriction, encumbrance or claim of any kind (collectively “Encumbrances”) and immediately upon the consummation the Merger, Parent, directly or indirectly shall own such Company Capital Stock free and clear of any Encumbrances.

SECTION 4.02. Authority. Such Senior Management Stockholder and Preferred Stockholder with respect to this Agreement, has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Senior Management Stockholder and Preferred Stockholder and upon execution and delivery hereof, assuming this Agreement constitutes a valid and binding obligation of the other Parties hereto, constitutes a valid and binding obligation of such Senior Management Stockholder and Preferred Stockholder, as the case may be, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally. Such Senior Management Stockholder and Preferred Stockholder has voted to approve and adopt this Agreement and the consummation of the Merger and the transactions contemplated hereby pursuant to a written consent as described in Section 6.01(r).

SECTION 4.03. Conflicts; Consents. The execution and delivery of this Agreement and the performance by such Senior Management Stockholder or Preferred Stockholder of its obligations hereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which such Senior Management Stockholder or Preferred Stockholder is a party, or by which the properties or assets of such Senior Management Stockholder or Preferred Stockholder is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach, individually or in the aggregate, does not, or would not reasonably be expected to, have a Material Adverse Effect on the Company or does not prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 4.04. Restricted Securities. Subject to Parent’s obligations under Section 6.06 to register the Parent Shares for resale and in accordance with the Registration Rights Agreement, attached hereto as Exhibit B between Parent and certain stockholders and optionholders of the Company (the “Registration Rights Agreement”), such Senior Management Stockholder understands that the Parent Shares issued as Stock Consideration pursuant to the Merger shall be restricted and agrees that such shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and all other applicable securities laws and regulations. The Parent Shares to be issued to such Senior Management Stockholder are being acquired by such Senior Management Stockholder in good faith solely for the account of such Senior Management Stockholder, for investment purposes and not with a view to subdivision, distribution or resale. Such Senior Management Stockholder acknowledges and agrees that the certificates representing the Parent Shares to be issued to such Senior Management Stockholder shall bear a legend substantially in the following form, until sold pursuant to a registration statement under the Act:

“THE COMMON STOCK EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT (INCLUDING SUCH REGISTRATION STATEMENT CONTEMPLATED BY THAT REGISTRATION RIGHTS AGREEMENT DATED AS OF JANUARY 1, 2008) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (ii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE CORPORATION, OR OTHER COUNSEL REASONABLY ACCEPTABLE TO THE CORPORATION, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR SIMILAR SECURITIES LAWS.”

SECTION 4.05. Stockholder Knowledge. Such Preferred Stockholder has no knowledge that any of the representations and warranties made by the Company in this Agreement are untrue except for those untrue representations and warranties that, individually or in the aggregate, does not, or would reasonably be expected not to, have a Material Adverse Effect.

SECTION 4.06. Accredited Investor. Each Series A Preferred Stockholder represents and warrants that:

(a) Such Series A Preferred Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D, promulgated under the Securities Act of 1933, as amended, and to the extent such Series A Preferred Stockholder is an entity, was not organized for the specific purpose of acquiring the Parent Shares.

(b) Such Series A Preferred Stockholder has sufficient knowledge and experience in investing in companies similar to the Parent so as to be able to evaluate the risks and merits of its investment in the Parent and it is able financially to bear the risks thereof.

(c) Such Series A Preferred Stockholder has adequate means of providing for its current financial needs and possible contingencies that may face it and has no need for liquidity in its investment in the Parent.

(d) It is the present intention that the Parent Shares being acquired by the Series A Preferred Stockholder pursuant to the transactions contemplated by this Agreement are being acquired for investment and not with a present view to or for sale in connection with any distribution thereof. The Series A Preferred Stockholder further represents that he, she or it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or any third person with respect to the Parent Shares.

ARTICLE V

Representations and Warranties of Parent and Sub

Parent and Sub represent and warrant to the Company and each Stockholder as follows:

SECTION 5.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger. Each of Parent and Sub has made available to the Company complete and correct copies of its certificate of incorporation and bylaws (or similar organizational documents).

SECTION 5.02. Capitalization. The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (“Parent Preferred Stock”). At the close of business on August 7, 2007, (i) 11,580,826 shares of Parent Common Stock were outstanding and (ii) -0- shares of Parent Preferred Stock were issued and outstanding. Except for 3,000,000 and 250,000 shares of Parent Common Stock reserved under (i) Parent’s 2003 Executive Compensation Plan and (ii) 1999 Employee Stock Purchase Plan, respectively, and, as of the date of this Agreement, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Parent are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 (“Sub Common Stock”), 1,000 of which are issued and outstanding as of the date hereof. Parent owns all issued and outstanding shares of Sub Common Stock. All of the issued and outstanding shares of Sub Common Stock are validly issued, fully paid and non-assessable and not subject to preemptive rights.

The Parent Shares that are being issued to the holders of Series C-1 Preferred and Company Options hereunder, when issued, paid for and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and applicable state and federal securities laws. The Parent Stock will be issued in compliance with all applicable federal and state securities laws. A sufficient number of Parent Shares have been reserved for issuance to the holders of Series C-1 Preferred and Company Options pursuant to the Merger at the Effective Time.

SECTION 5.03. Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against each of them in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

SECTION 5.04. Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity except for filings, permits, authorizations, consents and approvals as may be contemplated elsewhere herein or required under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and by the Nasdaq Global Market with respect to the issuance of the Stock Consideration, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or Sub is a party or by which either of them or any of their respective properties or assets may be bound; provided, that Parent obtains the consent of Merrill Lynch Business Financial Services (“MLBFS”) under that certain WCMA Loan and Security Agreement, dated as of June 25, 2004, by and among Parent and MLBFS (the “WCMA Agreement”) to the transactions contemplated by this Agreement or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Sub or any of their respective properties or assets, except in the case of clause (iii) and (iv) for violations, breaches or defaults that do not, individually or in the aggregate, have a Material Adverse Effect on the Parent or adversely affect the consummation of the transactions contemplated hereby.

SECTION 5.05. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

SECTION 5.06. SEC Reports and Financial Statements. Parent has filed with the Securities and Exchange Commission (the “SEC”) true and complete copies of all forms, reports, exhibits, schedules, statements and other documents (other than preliminary materials) required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act prior to September 30, 2007 (such forms, reports, exhibits, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the “Parent SEC Documents”). The Parent SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of Parent included in the Parent SEC Documents as of the dates thereof comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, none of which will be material and except for the absence of notes thereto) the consolidated financial position of Parent and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

SECTION 5.07. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents or as set forth on Schedule 5.07, since June 30, 2007, Parent and its subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice through the date hereof, and there has not been any material adverse change with respect to Parent. Except as disclosed in the Parent SEC Documents or as set forth on Schedule 5.07, since June 30, 2007, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to Parent’s capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of Parent’s capital stock, (iii) any material change in accounting methods, principles or practices by Parent, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or, could be expected to have a Material Adverse Effect on Parent, (v) any amendments or changes in the articles of incorporation or bylaws of Parent, or (vi) any material revaluation by Parent of any of its assets, including writing off of notes or accounts receivable other than in the ordinary course of business.

SECTION 5.08. Cash Consideration Available. As of the date hereof, Parent will have as of the Closing Date adequate cash or available credit facilities to pay the Cash Consideration in immediately available funds at the Closing.

SECTION 5.09. No Knowledge of Inaccurate Representation. Parent has no knowledge as of the date hereof that any representation or warranty of the Company in this Agreement is not true and correct.

SECTION 5.10. Litigation. Except as set forth in the Parent SEC Documents, there is no action, suit, claim, proceeding or investigation pending or, to the best of knowledge of the Parent, threatened against or affecting Parent, at law or in equity, or before or by and Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except for claims, proceedings or investigations that could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Parent or adversely affect the consummation of the transactions contemplated hereby. To the best of Parent’s knowledge, Parent is not in default with respect to any governmental order, writ, judgment, injunction or decree known to or served upon Parent of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

ARTICLE VI

Covenants

SECTION 6.01. Covenants of the Company. From the date of this Agreement through the Closing Date, the Company agrees as follows: (except as expressly permitted under this Agreement or consented to in writing by Parent):

(a) Ordinary Course. The Company shall carry on its business in the usual, regular and ordinary course consistent with past practices and the Company shall use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with the Company.

(b) Parent’s Consent. Without limiting the generality of, and except in accordance with, Section 6.01(a), without the written consent of Parent, the Company shall not knowingly take or omit to take any action that causes the representations and warranties in Article III to be untrue in any material respect at, or as of any time prior to, the Closing Date.

(c) Dividends; Changes in Stock. The Company shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof; or (iv) amend any term of its outstanding capital stock or of any Warrant.

(d) Issuance of Securities. The Company shall not issue, deliver, sell, pledge or encumber, or authorize the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than the issuance of shares of Company Capital Stock upon the exercise of Company Options and convertible securities of the Company outstanding on the date of this Agreement and in accordance with the terms of such Company Options and convertible securities.

(e) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or bylaws.

(f) No Acquisitions. The Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any substantial assets of (other than inventory and equipment in the ordinary course consistent with past practice, to the extent not otherwise prohibited by this Agreement), or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof.

(g) No Dispositions. Other than dispositions in the Ordinary Course of Business consistent with past practice, the Company shall not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

(h) Indebtedness. The Company shall not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company, guarantee any debt securities of others, enter into any “keep-well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the Ordinary Course of Business consistent with past practice under the Company’s $6 million line of credit by and between the Company and Parent, (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than, with respect to both clauses (i) and (ii) of this Section 6.01(h), (A) to the Company or any direct or indirect wholly owned subsidiary of the Company, or (B) any advances to employees in accordance with past practice or (iii) allow payables to become overdue other than in the Ordinary Course of Business and consistent with past practice.

(i) Advice of Changes. The Company shall confer with Parent on a regular and frequent basis as reasonably requested by Parent, report on operational matters and promptly advise Parent orally, and, if reasonably requested by Parent, in writing, of any change or event having, or which, insofar as can reasonably be foreseen, is likely to have, a Material Adverse Effect on the Company including but not limited to any occurrence that would cause the conditions precedent set forth in Sections 8.02(a) through (d) not to be fulfilled.

(j) Accounting Changes. The Company shall not make any material change, other than in the Ordinary Course of Business, consistent with past practice, or as required by the SEC or law, with respect to any accounting methods, principles or practices used by the Company (except insofar as may be required by a change in GAAP, of which the Company shall promptly notify Parent).

(k) Contractual Waiver of Rights. The Company shall not waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party.

(l) Compensation of Company Employees; Employment. Except as set forth on Schedule 3.20(a), the Company will not, without the prior written consent of Parent, except as may be required by law, (i) enter into, adopt, amend or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director, executive officer or current or former key employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, executive officer or key employee, except as required by any Benefit Plan or agreement with such employees existing on the date of this Agreement, (iii) enter into, adopt, amend or terminate any Benefit Plan or other benefit plan or agreement, arrangement, plan or policy for the benefit of any employees who are not directors, executive officers or current or former key employees of the Company, other than increases in the compensation of employees made in the Ordinary Course of Business consistent with past practice, (iv) pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of, acceleration of exercisability of or vesting of stock options, stock appreciation rights or restricted stock) but specifically excluding the acceleration of, exercisability of, or vesting of such stock options pursuant to any mandatory contractual obligation of Company entered into prior to the date hereof or (v) enter into any contractual obligation providing for the employment or consultancy of any person on a full-time, part-time, consulting or other basis other than in the Ordinary Course of Business.

(m) Material Contracts. Except as otherwise set forth in Schedule 6.01(m), the Company shall not (i) modify, amend or terminate any contract or agreement set forth on Schedule 3.11, (ii) waive, release or assign any material rights or claims of the Company, or (iii) enter into any material agreements.

(n) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of the Company.

(o) Tax Election. Except as set forth on Schedule 3.10, the Company shall not make or change any material tax election or settle or compromise any material income tax liability.

(p) Payment of Taxes. The Company will pay and discharge when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which interest or penalties attach thereto, and all lawful claims which, if not paid when due, might become a lien or charge upon any properties of the Company, provided that the Company shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if the Company shall have set aside on its books adequate reserves with respect thereto.

(q) Insurance. The Company will keep or cause to be kept in full force and effect all Insurance Policies.

(r) Stockholders’ Consent. The Company agrees that it will obtain the approval of the Company’s stockholders of this Agreement and the consummation of the Merger and the transactions contemplated hereby in the form of a written stockholder consent in accordance with Section 228 of the DGCL.

(s) Satisfaction of All Conditions Precedent to the Obligations of Parent and Sub. From the date hereof to the Closing, the Company and the Senior Management Stockholders shall use its, his or her best efforts to cause all conditions precedent to the obligations of Parent and Sub hereunder to be satisfied by the Closing.

(t) Notice of Appraisal Rights. The Company shall deliver to its stockholders notice of appraisal rights in accordance with Section 262 of the DGCL.

(u) Maintenance of Credit Terms. The Company shall continue to effect the sales of its products on the terms and with the prices and rate structures pursuant to the terms and conditions of the applicable agreements entered into by the Company on or prior to the date hereof.

(v) General. The Company shall not authorize, or commit or agree to take, any of the foregoing prohibited actions described in this Section 6.01.

SECTION 6.02. Exclusivity. (a) Each of the Senior Management Stockholders and Preferred Stockholders will not, and the Company will not, and will cause its respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purpose of this Section 6.02 only, being referred to as “affiliates”) not to initiate, solicit or knowingly encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than the Parent and the Sub relating to, any acquisition, exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of the Company, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, the Company, or any similar transaction, other than the transactions contemplated under this Agreement (such proposals, disclosures, negotiations, or transactions being referred to as “Acquisition Proposals”). Each Senior Management Stockholder and Preferred Stockholder and the Company agrees to notify the Parent within 24 hours orally and within 48 hours in writing if any such Acquisition Proposal (including terms thereof and identity of persons making such proposal) is received and furnish to the Parent a copy of any written proposal. The provisions of this Section 6.02 shall remain in effect until the earlier of (x) the date this Agreement is terminated pursuant to Article X and (y) the Closing Date. It is understood that the obligations of each Senior Management Stockholder and Preferred Stockholder under this Section 6.02 are several and not joint.

SECTION 6.03. Company Other Actions. The Company shall use its commercially reasonable efforts not to take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII hereof not being satisfied in all material respects.

SECTION 6.04. Covenants of Parent. From the date of this Agreement through the Closing Date, Parent agrees as follows: (except as expressly permitted under this Agreement or consented to in writing by the Company):

(a) Advice of Changes. Parent shall confer with the Company on a regular and frequent basis as reasonably requested by the Company, report on operational matters and promptly advise the Company orally, and, if reasonably requested by the Company, in writing, of any change or event having, or which, insofar as can reasonably be foreseen, is likely to have, a Material Adverse Effect on Parent including but not limited to any occurrence which would cause the conditions precedent set forth in Sections 8.03(a) through (c) not to be fulfilled.

(b) No Dissolution, Etc. Parent shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of Parent or any of its material subsidiaries.

(c) Satisfaction of All Conditions Precedent to the Obligations of the Company. From the date hereof to the Closing, each of Parent and Sub shall use its commercially reasonable efforts to cause all conditions precedent to the obligations of the Company hereunder to be satisfied by the Closing.

SECTION 6.05. Parent Other Actions. Parent shall use its commercially reasonable efforts not to take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII hereof not being satisfied in all material respects.

SECTION 6.06. Registration Rights. Parent shall take such actions as are necessary to provide the registration rights set forth in the Registration Rights Agreement, and Parent shall take such actions to register the Parent Shares issuable hereunder as provided in the Registration Rights Agreement. This Section 6.06 shall survive and be in full force and effect until the Termination Date (as defined in the Registration Rights Agreement).

ARTICLE VII

Additional Agreements

SECTION 7.01. Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which the Company shall use reasonable efforts to be released), the Company shall afford to the Parent and to the officers, employees, accountants, counsel and other representatives or advisors the Parent access, during normal business hours to all its properties, books, contracts, commitments and records and, from the date hereof to the earlier of (a) the Closing Date and (b) the date this Agreement is terminated pursuant to Section 10.01 hereof, the Company shall furnish promptly to the Parent all other information concerning its business, properties and personnel as the Parent may reasonably request.

SECTION 7.02. Reasonable Efforts. Each of the Company, Parent and Sub agrees to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required in connection with approvals of or filings with any Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company, Parent and Sub use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of or hold separate any material assets.

SECTION 7.03. Confidentiality.

(a) Prior to the Closing, each of Parent and Sub shall, and shall cause its affiliates (as defined in Section 11.02) and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Parent, Sub, any of their respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Parent, Sub, any of their respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers from a source not bound by a confidentiality agreement or arrangement (written or oral) with the Company, and (iii) information that is required to be disclosed by Parent, Sub, any of their respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Entity; and provided further that Parent shall promptly notify the Company upon receipt of a request for and in advance of any disclosure pursuant to clause (iii) of this Section 7.03(a). Promptly after any termination of this Agreement, Parent, Sub and their representatives shall return to the Company or destroy all copies of documentation with respect to the Company that were supplied by or on behalf of the Company pursuant to this Agreement, without retaining any copy thereof, shall destroy any notes or analyses Parent, Sub and/or their representatives may have prepared containing information derived from such materials and shall provide the Company with a certificate of an executive officer with respect to such actions.

(b) Prior to the Closing, the Company and the Senior Management Stockholders and Preferred Stockholders shall, and shall cause their respective affiliates (as defined in Section 11.02) and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning Parent and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company, any of its affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Company or any Stockholder or any of their respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers from a source not bound by a confidentiality agreement or arrangement (written or oral) with Parent or Sub, and (iii) information that is required to be disclosed by the Company or the Stockholders or of their respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Entity; and provided further that the Company and/or any such Senior Management Stockholder or Preferred Stockholder agrees to notify Parent promptly upon receipt of a request for and in advance of any disclosure pursuant to clause (iii) of this Section 7.03(b). Promptly after any termination of this Agreement, the Company and its representatives shall return to Parent or destroy all copies of documentation with respect to Parent that were supplied by or on behalf of Parent pursuant to this Agreement, without retaining any copy thereof, shall destroy any notes or analyses the Company and/or its representatives may have prepared containing information derived from such materials and shall provide the Parent with a certificate of an executive officer with respect to such actions.

SECTION 7.04. Fees and Expenses. All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 7.05. Employee Matters. Except as set forth on Schedule 7.05 and except as may be specifically required by applicable law or the terms of any employment or collective bargaining agreement, the Surviving Corporation shall have no obligation to continue any employment relationship with any employee for any specific period of time after the Effective Time.

SECTION 7.06. Indemnification of Officers and Directors.

(a) For a period of six (6) years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s Certificate of Incorporation or Bylaws, employment agreements, indemnification agreements identified on any schedule attached hereto under applicable Law for acts or omissions which occurred at or prior to the Effective Time. The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the past and present officers and directors of the Company as those provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years in any manner that would adversely affect the rights of the past and present officers and directors of the Company (unless such modification is required by applicable law).

(b) For a period of six (6) years for and after the Effective Time, each of the Parent and the Surviving Corporation agrees to use its reasonable best efforts to provide officers’ and directors’ liability insurance with respect to acts or omissions occurring at or prior to the Effective Time covering each past and present officer and director of the Company who are currently covered by the Company’s officers’ and directors’ liability insurance policy (a true and complete copy of which has been delivered to Parent). The terms and coverage amounts of the liability insurance policy shall be at least as favorable as the terms and coverage amounts of the liability insurance policy in effect on the date hereof; provided, however, that in no event shall Parent be required to expend more than 150% per annum of the current amount expended by the Company (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Parent is unable to obtain the insurance called for by this Section 7.06, Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such insurance.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.06.

(d) The provisions of this Section 7.06 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives. The rights of all past and present officers and directors of the Company under this Section 7.06 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable law or otherwise.

ARTICLE VIII

Conditions

SECTION 8.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity or other regulatory body required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a Material Adverse Effect on the Company, shall have been obtained without the imposition of any condition having a Material Adverse Effect on the Company;

(b) No Governmental Entity or other regulatory body (including any court of competent jurisdiction) shall have been enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement;

(c) This Agreement and the consummation of the Merger shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Company Capital Stock (including the Preferred Stockholders and the Senior Management Stockholders) in accordance with the DGCL and the Certificate of Incorporation; and, on the Closing Date, Parent shall have been furnished with certified copies of the resolutions or written consent, as the case may be, adopted by such holders;

(d) There shall not have occurred and be continuing at Closing (i) any general suspension of, or limitation on the prices for, trading in securities on the Nasdaq Global Market for more than one trading day, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any direct material limitation by any Government Entity on the extension of credit by banks or other lending institutions, or (iv) in the case of any of the foregoing existing on the date hereof, a material acceleration or adverse change thereof; and

SECTION 8.02. Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) On and after the date hereof, there shall not have occurred any change, condition, event or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on the Company, including its business, assets or liabilities;

(b) The representations and warranties of the Senior Management Stockholders, the Preferred Stockholders and the Company in this Agreement that are qualified by materiality shall be true and correct in all respects when made or at and as of the Effective Time (other than representations and warranties that speak as of a specific time or date (other than the date contained in the introduction to Article III hereof) which shall have been true as of the specified date), except in any case (other than the representations in Section 3.04) where such failure to be true and correct would not have, or reasonably be likely not to have, a Material Adverse Effect on the Company;

(c) The representations and warranties of the Senior Management Stockholders, the Preferred Stockholders and the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects when made or at and as of the Effective Time (other than representations and warranties that speak as of a specific time or date which shall have been true as of the specified date), except in any case (other than the representations in Section 3.04) where such failure to be true and correct would not have, or reasonably be likely not to have, a Material Adverse Effect on the Company;

(d) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement;

(e) The Company shall have delivered to Parent and Sub a certificate of an officer of the Company to the effect that each of the conditions specified in Sections 8.02(a), (b), (c) and (d) is satisfied in all respects;

(f) The Company shall have delivered to Parent and Sub a certificate executed by the Secretary of the Company dated as of the Closing Date, certifying that the attached thereto are true and complete copies of (i) the Company’s certificate of incorporation as in effect immediately preceding Closing, (ii) the Company’s bylaws as in effect immediately preceding Closing, (iii) the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and all other agreements and documents contemplated by this Agreement to which the Company is or will be a party and (iv) a certificate of good standing (or similar certificate) for the Company issued by the Secretary of State of the State of Delaware;

(g) All assignments, authorizations, consents, waivers and approvals from parties to contracts, leases or other agreements to which the Company is a party, or by which it is bound, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a Material Adverse Effect on the Company, shall have been obtained;

(h) Parent shall have received a legal opinion letter delivered by Halleland Lewis Nilan & Johnson, P.A., counsel to the Company, substantially in the form set forth on Exhibit C;

(i) Each agreement listed on Schedule 8.02(i) shall have been duly authorized and executed by each of the respective parties thereto in substantially the same form attached to such schedule;

(j) Except for the Senior Management Stockholders, each holder of C-1 Preferred Stock shall have executed and delivered to Parent either an accredited or non-accredited stockholder representation letter, as applicable, in the form attached hereto as Exhibit D and Exhibit E, respectively, which letter, Parent’s counsel is satisfied, indicates that Parent Shares may be issued in accordance with federal and state securities laws;

(k) The Senior Management Stockholders shall have executed and delivered to Parent the Escrow Agreement set forth as Exhibit F hereto (the “Escrow Agreement”);

(l) The Holders (as defined in the Registration Rights Agreement) shall have executed and delivered to Parent the Registration Rights Agreement;

(m) Parent shall have received all stock certificates and option agreements in respect of all Company Capital Stock held by each Preferred Stockholder, Senior Management Stockholder and holder of Series C-1 Preferred; and

(n) The transactions contemplated by this Agreement shall have been consented to by MLBFS under the WCMA Agreement, and Parent shall have received written evidence of such consent.

SECTION 8.03. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Sub in this Agreement that are qualified by materiality shall be true and correct in all respects when made or at and as of the Effective Time (other than representations and warranties that speak as of a specific time or date which shall have been true as of the specified date), except in any case where such failure to be true and correct would not have, or reasonably be likely not to have, a Material Adverse Effect on the Parent;

(b) The representations and warranties of the Parent and Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects when made or at and as of the Effective Time (other than representations and warranties that speak as of a specific time or date which shall have been true as of the specified date), except in any case where such failure to be true and correct would not have, or reasonably be likely not to have, a Material Adverse Effect on the Parent;

(c) Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement;

(d) Parent and Sub shall have delivered to the Company a certificate of an officer of each of Parent and Sub, respectively, to the effect that each of the conditions specified in Sections 8.03(a), (b) and (c) is satisfied in all respects;

(e) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of Parent or its subsidiaries is a party, or by which any of them is bound, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a Material Adverse Effect on the Parent, shall have been obtained;

(f) Parent shall have executed and delivered to Company the Escrow Agreement;

(g) Parent shall have executed and delivered to the Company the Registration Rights Agreement; and

(h) Parent shall have delivered the Cash Consideration and the Stock Consideration as set forth in Article II.

ARTICLE IX

Survival and Indemnification

SECTION 9.01. Survival. All of the representations, warranties and covenants made by the Company, each Senior Management Stockholder, each Preferred Stockholder, Parent and Sub in this Agreement or in any exhibit or schedule hereto shall survive the execution of this Agreement and the Closing Date and remain operative and in full force and effect for a period of twelve (12) months following the Closing Date, other than covenants which by their express terms survive indefinitely in which case such covenants shall survive until the performance thereof is fulfilled; provided, however, that the representations, warranties and indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above shall survive with respect to such claim until the final disposition thereof. The representations and warranties contained herein shall not be affected or diminished by any investigation heretofore or hereafter made by or on behalf of any Party hereto. All contractual claims arising under this Agreement must be asserted, if at all, in writing (setting forth with reasonable specificity the basis of the claim and the nature and amount of the Damages incurred by the claimant), within the relevant survival period specified above.

SECTION 9.02. Indemnification of Parent and Sub. Subject to Section 9.01 and the limitations set forth below, Parent and the Sub and their respective officers, directors, employees, stockholders, representatives and agents shall be indemnified and each of them held harmless by:

(a) the Company and the Senior Management Stockholders, for, against and in respect of all damages, losses, deficiencies, liabilities, obligations, commitments, costs or expenses (including the fees and expenses of counsel), judgments, fines, penalties and amounts paid in settlement (collectively, “Damages”) resulting from, or in respect of, any misrepresentation, breach of warranty, or breach of any covenant or other agreement on the part of the Company and any Senior Management Stockholder under this Agreement or any exhibit or schedule hereto or certificate provided hereunder; and

(b) each Senior Management Stockholder and Preferred Stockholder, severally and not jointly, for, against and in respect of all Damages resulting from, or in respect of, any misrepresentation or breach of warranty by such Senior Management Stockholder or Preferred Stockholder under Article IV hereof (except Section 4.05, with respect to which the sole remedy shall lie in tort) (“Stockholder Claims”).

(c) Parent and Sub agree that from and after the Closing Date, the sole recourse of Parent and Sub with respect to Stockholder Claims is to seek indemnification, severally and not jointly, directly from the Senior Management Stockholder(s) or Preferred Stockholder(s) whose misrepresentation or breach gives rise to the claim. Except to the extent expressly provided to the contrary in this Article IX, (1) neither the Company, the Senior Management Stockholders nor the Preferred Stockholders shall have any contractual liability to Parent and Sub for claims arising out of or in connection with this Agreement and (2) Parent and Sub hereby release the Company, the Senior Management Stockholders and the Preferred Stockholders from any contractual liability beyond that expressly provided in this Article IX; provided, however, that notwithstanding the foregoing, (x) nothing in this Section 9.02 shall be construed as a waiver by Parent and/or Sub of tort claims, if any, arising out of or in connection with this Agreement or any of the transactions contemplated hereby; provided, however, that any such tort claim must be brought within three years from the Closing Date, and (y) no Senior Management Stockholder or Preferred Stockholder shall have any liability to Parent or Sub for any claim arising from or under this Agreement (either for breach of contract or tort or otherwise) in excess of the amount of Merger Consideration such Senior Management Stockholder or Preferred Stockholder has received hereunder, in consideration for such Senior Management Stockholder’s or Preferred Stockholder’s shares of Company Capital Stock.

SECTION 9.03. Indemnification by the Parent and Sub. Subject to Section 9.01, the Parent and Sub each agrees to, and shall, indemnify the Company, prior to Closing, and the Senior Management Stockholders and Preferred Stockholders, solely to the extent of the aggregate Merger Consideration received by such stockholder, and hold each of them harmless at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

(a) Any misrepresentation, breach of warranty or breach of any covenant or other agreement on the part of the Parent or Sub under this Agreement, any document relating hereto or thereto or contained in any exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Parent or Sub hereunder; and

(b) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

SECTION 9.04. Claims by the Parties; Escrow. A Party seeking indemnification hereunder (hereinafter referred to as the “Indemnitee”) shall promptly notify the Party against whom such indemnification is sought (hereinafter the “Indemnitor”) of such claim. Except as set forth herein, the Indemnitor shall pay such claim or object thereto within ten days of the receipt of such notice. In the event that the Indemnitor objects and the Parties can not reach a resolution within thirty days after the ten day period, the Parties agree to submit the matter to arbitration as set forth in Section 11.09 hereof. In furtherance of the obligations of the Senior Management Stockholders pursuant to this Article IX, the Parties agree that, at the Closing, all Parent Shares issued to the Senior Management Stockholders in accordance with the terms hereof (the “Escrow Shares”) shall be held by Parent in escrow as security for such indemnification obligations pursuant to the Escrow Agreement among Parent and certain Senior Management Stockholders. Upon final determination of the Senior Management Stockholders’ indemnification obligation in accordance with this Section 9.04 Parent shall be permitted to immediately release and cancel an aggregate number of Escrow Shares having a value equal to such indemnification obligation using a stock price equal to the average closing price per share of the Parent Common Stock as quoted on NASDAQ for the five (5) trading days immediately preceding the Release Date (as such term is defined in the Escrow Agreement). The parties agree that Parent’s sole recourse with respect to any Claims against any Senior Management Stockholder shall be to withhold all or a portion of the Escrow Shares in accordance with the terms and conditions of the Escrow Agreement. With the exception of any available equitable remedies, the indemnification and other provisions contained in this Article IX shall be the sole and exclusive remedy for monetary damages related to any breach of the covenants, agreements, representations and warranties set forth in this Agreement or otherwise concerning the transactions contemplated hereby.

SECTION 9.05. Third Party Claims.

(a) Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third party Claims. Promptly after receipt by the Indemnitee of notice of the commencement of any Claim, or assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the Indemnitor is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a Claim thereon is to be, or may be, made against the Indemnitor, promptly notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume and control the defense of such action, with counsel reasonably acceptable to the Indemnitee, unless such action (i) may result in injunctions or other equitable remedies in respect of the Indemnitee or its business, which injunctions or other equitable remedies, if successful, likely would have a Material Adverse Effect on the business or financial condition, or operations or results of operations, of the Indemnitee, or (ii) may result in liabilities which, taken with other then existing Claims under this Article IX, would not be fully indemnified hereunder and which non-indemnifiable portion likely would exceed the indemnifiable portion of the Claim. In the case that the Indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonably necessary to defend such audit, assessment or other proceeding in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability subject to this Article IX. No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as provided above, the Indemnitee shall have the full right to defend against any such Claim, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion. With respect to any matter as to which the Indemnitor is not entitled to assume the defense pursuant to the terms of this paragraph, the Indemnitee shall not enter into any settlement for which an indemnification claim will be made hereunder without the approval of the Indemnitor, which will not be unreasonably withheld. As used herein, “Claim” means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

(b) An Indemnitee shall have the right to employ its own counsel in any case (but not to control the defense if the Indemnitor has the right to do so under this Section 9.05 and the Indemnitor is actively defending such Claim), but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or claim, (ii) the Indemnitor shall not have employed counsel in the defense of such action or claim, or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the Indemnitor.

ARTICLE X

Termination and Amendment

Section 10.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by Parent, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred by the ninetieth (90th) day after the date hereof (the “Outside Termination Date”);

(c) by Parent, on the one hand, or the Company, on the other hand, if there has been a material breach of any representation, warranty, obligation, covenant or agreement set forth in this Agreement on the part of the other Party and such material breach has not been cured on or before the 10th day after the breaching Party has become aware of such material breach; or

(d) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Capital Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable.

SECTION 10.02. Effect of Termination. In the event of a termination of this Agreement by either the Company, Sub or Parent as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers, directors, stockholders or affiliates, except with respect to Section 7.03 (Confidentiality), and Section 7.04 (Fees and Expenses), this Section 10.02 (Effect of Termination), Article IX and Article XI; provided, however, that nothing herein shall relieve any Party for liability for any breach by such Party of this Agreement.

SECTION 10.03. Amendment. Prior to Closing, this Agreement may be amended by the Parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended (other than for correction of typographical errors) except by an instrument in writing signed on behalf of each of the Parties hereto.

SECTION 10.04. Extension; Waiver. At any time prior to the Effective Time, the Parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE XI

Miscellaneous

SECTION 11.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, e-mailed, telecopied (which is confirmed by transmission report or equivalent thereof), sent by a nationally recognized overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Parent or Sub, to:	Exactech, Inc. 2320 N.W. 66th Court Gainesville, FL 32653 Telecopy No.: (352) 378-2617 Confirm No.: (352) 377-1140 x104 Attn: Joel C. Phillips

With a copy to	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 Attention: Jaret L. Davis, Esq. Telecopy No.: (305) 961-5676 Confirm No.: (305) 579-0500 E-Mail: davisj@gtlaw.com

and

(b) if to the Company, to:	Altiva Corporation 9800-I Southern Pines Blvd. Charlotte, NC 28273 Attention: David Grant Telecopy No.: Confirm No.: (704) 409-1760

with a copy to:

Halleland Lewis Nilan & Johnson, P.A.

600 U.S. Bank Plaza South

220 South Sixth Street

Minneapolis, Minnesota 55402-4501

Attention: Robert Kukuljan, Esq.

Telecopy No.: (612) 338-7858

Confirm No.: (612) 204-4143

E-Mail: rkukuljan@halleland.com

SECTION 11.02. Interpretation and Certain Definitions. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. As used in this Agreement, the term “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person, and the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. As used in this Agreement, “material adverse change” or “Material Adverse Effect” means, with respect to such entity and its subsidiaries, any change or effect, that directly results in, or reasonably likely to result in, Damages in an amount in excess of $250,000 to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries, provided however, to the extent such effect or change results from any of the following, such effect or change shall not be considered a Material Adverse Effect: (a) any adverse change or effect to the Company caused by any action taken by Parent, (b) any adverse change or effect caused by conditions affecting the economy, in general, (c) any adverse change or effect caused by national or international political or social conditions, including terrorism or acts of war, or (d) any adverse change or effect caused by conditions adversely affecting securities markets in general. As used in this Agreement, “Knowledge of the Company” or “known to” the Company means the actual knowledge of the Company’s directors, officers and managerial personnel with respect to the matter in question. As used in this Agreement, “Knowledge of Parent” means the actual knowledge of the Parent’s directors, officers and managerial personnel with respect to the matter in question. As used in this Agreement, “knowledge” of a Senior Management Stockholder or Preferred Stockholder means the actual knowledge of such Senior Management Stockholder or Preferred Stockholder or, if such Senior Management Stockholder or Preferred Stockholder is not a natural person, such Senior Management Stockholder’s or such Preferred Stockholder’s directors, officers and managerial personnel with respect to the matter in question. As used in this Agreement, “person” means an individual, corporation, trust, partnership, limited liability company or partnership, joint venture, unincorporated organization, governmental authority or agency or political subdivision thereof, or other entity.

SECTION 11.03. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when said counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. A facsimile signature shall be deemed an original.

SECTION 11.04. Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) except as provided in any schedules and exhibits hereto, is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

SECTION 11.05. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to any applicable principles of conflict of laws.

SECTION 11.06. Publicity. Except as otherwise required by law, or as expressly contemplated by this Agreement for so long as this Agreement is in effect, neither the Company, Sub nor Parent shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

SECTION 11.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

SECTION 11.08. Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In addition, each of the Parties hereto (i) consents to submit such Party to the exclusive personal jurisdiction of any Federal court located in the State of Florida in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such Party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that such Party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Florida. The prevailing Party in any judicial action shall be entitled to receive from the other Party reimbursement for the prevailing Party’s reasonable attorneys’ fees and disbursements, and court costs; provided that, and to the extent, the non-prevailing Party’s claim and/or defense was not, made or presented in good faith.

SECTION 11.09. Dispute Resolution. If the Parties should have a material dispute arising out of or relating to this Agreement or the Parties’ respective rights and duties hereunder, then the Parties will resolve such dispute in the following manner: (i) any Party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section; (ii) during the forty-five (45) day period following the delivery of the notice described in clause (i) above, appropriate representatives of the various Parties will meet and seek to resolve in good faith the disputed issue through negotiation, (iii) if representatives of the Parties are unable to resolve the disputed issue through negotiation, then within thirty (30) days after the period described in clause (ii) above, the Parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Miami, Florida in accordance with the then existing rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of Florida, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (i) discovery shall be allowed and governed by the applicable Florida rules of civil procedure and (ii) the award or decision shall be rendered by one (1) arbitrator, selected in accordance with this Section 11.09. In the event of the failure of the Parties to agree, within sixty (60) days after the commencement of the arbitration proceeding, upon the appointment of the arbitrator, then upon the request of any Party, the arbitrator shall be appointed by the AAA in accordance with the Rules. Upon the completion of the selection of the arbitrator, an award or decision shall be rendered within no more than forty-five (45) days. Notwithstanding the foregoing, the request by any Party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts of the State of Florida or the U.S. District Court in Florida.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the Stockholders, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Exactech, Inc.

By:	/s/ Joel C. Phillips
Name:	Joel C. Phillips
Title:	Chief Financial Officer

Exactech Spine, Inc.

By:	/s/ Joel C. Phillips
Name:	Joel C. Phillips
Title:	Chief Financial Officer

Altiva Corporation

By:	/s/ Craig Corrance
Name:	Craig Corrance
Title:	President & Chief Executive Officer

SENIOR MANAGEMENT STOCKHOLDERS:

/s/ David Grant
David Grant

/s/ Craig Corrance
Craig Corrance

SERIES A PREFERRED STOCKHOLDERS: FFS OPPORTUNITY FUND I, LLC

By:	/s/ Matthew J. Kearney
Name:	Matthew J. Kearney
Title:	Manager

SERIES B PREFERRED STOCKHOLDERS: SIGHTLINE PARTNERS

By:	/s/ Buzz Benson
Name:	Buzz Benson
Title:	Managing Director

FRAZIER & COMPANY Frazier Healthcare III, L.P.

By:	/s/ Trevor Moody
Name:	Trevor Moody
Title:	Authorized Representative

Frazier Affiliates III, L.P.

By:	/s/ Trevor Moody
Name:	Trevor Moody
Title:	Authorized Representative

PEQUOT CAPITAL Pequot Private Equity Fund III, L.P.

By:	/s/ Carlos Rodrigues
Name:	Carlos Rodrigues
Title:	Chief Financial Officer

Pequot Offshore Private Equity Partners III, L.P.

By:	/s/ Carlos Rodrigues
Name:	Carlos Rodrigues
Title:	Chief Financial Officer